                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          S & K FAMOUS BRANDS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

[S & K LOGO]
                                    S & K Famous Brands, Inc.

                                         P.O. Box 31800
                                  Richmond, Virginia 23294-1800

                            Notice of Annual Meeting of Shareholders
                                     to be held May 31, 2001

To the Shareholders of
S & K Famous Brands, Inc.:

Notice is hereby given that the Annual Meeting of Shareholders of S & K Famous Brands, Inc. (the "Company") will be held at the Sheraton Richmond West Hotel located at 6624 West Broad Street, Richmond, Virginia, at 10:00 a.m., E.D.T., on Thursday, May 31, 2001, for the following purposes:

 1. To elect seven (7) directors to serve for the ensuing year.

 2. To ratify the selection of PricewaterhouseCoopers LLP as independent accountants for the Company for the current year.

 3. To transact such other business as may come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on April 11, 2001, as the record date for the determination of Shareholders entitled to notice and to vote at the meeting and any adjournments thereof.

                                       By Order of the Board of Directors,


                                       /s/ Robert E. Knowles

                                       Robert E. Knowles
                                       Secretary

April 12, 2001

 PLEASE FILL IN, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED PREPAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

S & K FAMOUS BRANDS, INC.
P.O. BOX 31800
RICHMOND, VIRGINIA 23294-1800

PROXY STATEMENT

Annual Meeting of Shareholders
to be held May 31, 2001

  The enclosed proxy is solicited on behalf of the Board of Directors of S & K Famous Brands, Inc. (the "Company") for use at the Annual Meeting of Shareholders of the Company, to be held May 31, 2001, or any adjournments thereof, for the purposes set forth in this Proxy Statement and the attached Notice of Annual Meeting of Shareholders. This Proxy Statement and related form of proxy are first being mailed to the Shareholders of the Company on or about April 12, 2001.

  The close of business on April 11, 2001, has been fixed by the Board of Directors as the record date for determination of Shareholders entitled to notice of and to vote at the meeting. As of the close of business on that date, there were 4,088,949 shares of Common Stock, par value $.50 per share, of the Company ("Common Stock") outstanding and entitled to vote. Each such share of Common Stock entitles the holder thereof to one vote.

  Proxies may be revoked at any time before exercise by written notice to the Company, by submitting a substitute proxy, or by attending the meeting and voting in person. Shares represented by proxies in the form enclosed, if properly executed and returned, will be voted as specified, but when no specification is made, the shares will be voted for the election of the nominees for director named herein and for each of the other proposals described herein.

  Except for the election of directors, action on a matter submitted to the shareholders will be approved if the votes cast in favor of the action exceed the votes cast opposing the action. With respect to the election of directors, the seven nominees receiving the greatest number of votes cast for the election of directors will be elected. Presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting will constitute a quorum. Shares for which the holder has elected to abstain or to withhold the proxies' authority to vote (including broker non-votes) on a matter will count toward a quorum but will have no effect on the action taken with respect to such matter.

  The cost of the solicitation of proxies will be borne by the Company. Solicitation will be primarily by mail. However, directors and officers of the Company may also solicit proxies by telephone, telegraph or personal interview but will receive no compensation therefor other than their regular salaries. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in sending proxy material to the beneficial owners of such shares.

  The principal executive offices of the Company are located at 11100 West Broad Street, P. O. Box 31800, Richmond,Virginia 23294-1800.

Security Ownership of Certain Beneficial Owners
  The table below presents certain information as to the only persons known to the Company to be the beneficial owners of more than 5% of the Common Stock of the Company as of March 23, 2001. Except as otherwise noted, each of the beneficial owners listed below has sole voting and investment power with respect to the shares listed.

-----------------------------------------------------------------------
                                               Amount and
             Name and Address of               Nature of       Percent
              Beneficial Owner                 Ownership       of Class
-----------------------------------------------------------------------
Stuart C. Siegel                               1,501,369(/1/)    36.6
P.O. Box 31800
Richmond, VA 23294-1800

T. Rowe Price Associates, Inc.                   420,000(/2/)    10.2
T. Rowe Price Small-Cap
 Value Fund, Inc.
100 E. Pratt Street
Baltimore, MD 21202

Dimensional Fund  Advisors, Inc.                 399,600(/3/)     9.7
1299 Ocean Avenue
11th Floor
Santa Monica, CA 90401

Franklin Resources, Inc. and  related persons    250,000(/4/)     6.1
777 Mariners Island Boulevard
San Mateo, CA 94404
Franklin Advisory  Services, LLC
One Parker Plaza, 16th Floor
Fort Lee, NJ 07024
-----------------------------------------------------------------------

  (/1/) Includes 172,192 shares held in trust for the benefit of Sara E. Rose, David A. Rose and Howard L. Rose, the children of Mr. Siegel's sister, Judith
R. Becker. Stuart C. Siegel is trustee and exercises voting and investment power with respect to these shares.
  (/2/) These shares are owned by various individual and institutional investors, including T. Rowe Price Small-Cap Value Fund, Inc. (which has sole voting power with respect to 400,000 of these shares), which T. Rowe Price Associates, Inc. ("Price Associates"), serves as investment advisor. Price Associates has sole investment power with respect to all of these shares and sole voting power with respect to 20,000 of these shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of these shares; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of these shares. The information provided is as of December 31, 2000.
  (/3/) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of these shares which are held by certain investment companies, trusts and other investment vehicles for which Dimensional serves as investment advisor or manager. Dimensional has sole investment and voting power with respect to all of these shares. Dimensional disclaims beneficial ownership of all such shares. The information provided is as of December 31, 2000.
  (/4/) Franklin Resources, Inc. ("FRI"), through its subsidiary, Franklin Advisory Services, LLC ("Franklin"), has sole voting and investment power with respect to all of these shares. Franklin's beneficial ownership of these shares results from its acting as an investment advisor to one or more investment companies and other managed accounts. Charles B. Johnson and Rupert
H. Johnson, Jr. are the principal shareholders of FRI and may be deemed the beneficial owner of securities held by persons and entities advised by FRI's subsidiaries. Each of FRI, Franklin, Charles B. Johnson and Rupert H. Johnson, Jr. disclaims beneficial ownership of these shares. The information provided is based on a Schedule 13G dated January 31, 2000.

Security Ownership of Management
 The table below presents certain information as to the beneficial ownership of the Company's Common Stock by (i) each director and nominee, (ii) each executive officer named in the Summary Compensation Table, and (iii) all executive officers, directors and nominees as a group, as of March 23, 2001. Except as otherwise noted, each of the persons named below has sole voting and investment power with respect to the shares listed.

------------------------------------------------
                        Amount and
                        Nature of
       Name of          Beneficial      Percent
   Beneficial Owner     Ownership       of Class
------------------------------------------------
Stuart C. Siegel        1,501,369(/1/)    36.6
Robert L. Burrus, Jr.       1,000            *
Donald W. Colbert         299,640(/2/)     7.1
Andrew M. Lewis             1,000            *
Steven A. Markel            2,000            *
Troy A. Peery, Jr.          1,000            *
Marshall B. Wishnack        1,000(/3/)       *
Robert J. Taphorn          93,646(/4/)     2.3
Robert E. Knowles         161,735(/5/)     3.9
Weldon J. Wirick, III      65,370(/6/)     1.6
Robert F. Videtic          15,094(/7/)       *
All directors and
 executive officers as
 a group (11 persons)   2,142,854(/8/)    48.6
------------------------------------------------

  * Less than 1% of class

  (/1/) See Note 1 under Security Ownership of Certain Beneficial Owners.

  (/2/) Includes 134,540 shares subject to options exercisable within 60 days.

  (/3/) Includes 1,000 shares owned jointly by Mr. Wishnack and his wife as to which Mr. Wishnack may be deemed to share voting and investment power.

  (/4/) Mr. Taphorn resigned as of January 26, 2001. Includes 46,260 shares subject to options exercisable within 60 days.

  (/5/) Includes 3,500 shares owned jointly by Mr. Knowles and his wife as to which Mr. Knowles may be deemed to share voting and investment power. Also includes 86,260 shares subject to options exercisable within 60 days.

  (/6/) Includes 36,700 shares subject to options exercisable within 60 days.

  (/7/) Includes 5,920 shares subject to options exerciseable within 60 days.

  (/8/) Includes 4,500 shares owned jointly by a director or an executive officer and their spouses as to which such individuals may be deemed to share voting and investment power. Also includes 309,680 shares subject to options exercisable within 60 days.

                                PROPOSAL NO. 1
                             Election of Directors

General
  Seven directors are to be elected to hold office until the next Annual Meeting of Shareholders is held and their successors are elected. All of the seven nominees for election to the Board of Directors are presently serving as directors. Mr. Selwyn S. Herson, who had been a director since 1992, retired from the Board of Directors in March 2001. Under the Company's Bylaws each of the present directors will hold office until his successor has been elected at the Annual Meeting of Shareholders.

  The persons named as proxies in the accompanying proxy intend to vote for the election of only the seven persons named below unless the proxy specifies otherwise. It is expected that each of these nominees will be able to serve, but in the event that any such nominee is unable to serve for any reason (which event is not now anticipated) the proxies will vote the proxy for the remaining nominees and such other person as the Board of Directors may designate.

Information Regarding Nominees
  The following table sets forth certain information regarding each nominee.

----------------------------------------------------------------------------------------------
                            Director     Principal Occupation          Present Positions and
       Nominee          Age  Since    During the Last Five Years     Offices with the Company
----------------------------------------------------------------------------------------------
Stuart C. Siegel         58   1970   Chairman of the Board of      Chairman of the Board of
                                      Directors and Chief           Directors; Chief Executive
                                      Executive Officer of the      Officer; Director
                                      Company

Robert L. Burrus, Jr.    66   1979   Partner in law firm of        Director; Chairman,
                                      McGuireWoods LLP, Richmond,   Compensation Committee
                                      Virginia

Donald W. Colbert        51   1985   President and Chief           President; Chief Operating
                                      Operating Officer of the      Officer; Director
                                      Company

Andrew M. Lewis, Ph.D.   55   1983   Assistant Professor,          Director; Member,
                                      Virginia Commonwealth         Compensation Committee
                                      University, since December
                                      1993

Steven A. Markel         52   1996   Vice Chairman of Markel       Director; Member, Audit
                                      Corporation, a specialty      Committee
                                      property and casualty
                                      insurer

Troy A. Peery, Jr.       54   1996   Formerly President and Chief  Director; Member, Audit and
                                      Operating Officer of          Compensation Committees
                                      Heilig-Meyers Company
                                      ("HMC"),
                                      a specialty retailer of
                                      home furnishings, until
                                      February 1999; HMC filed a
                                      petition in bankruptcy in
                                      August 2000

Marshall B. Wishnack     54   1992   Formerly Chairman and Chief   Director; Chairman, Audit
                                      Executive Officer of First    Committee
                                      Union Securities, an
                                      investment banking firm,
                                      until December 1999
----------------------------------------------------------------------------------------------

  Robert L. Burrus, Jr. is also a director of CSX Corporation, Concepts Direct, Inc., and Smithfield Foods, Inc.
  Steven A. Markel is also a director of Markel Corporation.
  Troy A. Peery, Jr., is also a director of Open Plan Systems, Inc. Marshall B. Wishnack is also a director of Land America Financial Group.

Certain Relationships and Related Transactions

  The Company leases certain premises at 6005 North Crestwood Avenue and the adjacent store at 5918 West Broad Street, Richmond, Virginia, totaling approximately 22,000 square feet, from Yetta Siegel-Flax pursuant to a lease which expires in 2002. The fiscal 2001 rent was $144,000. Yetta Siegel-Flax is the mother of Stuart C. Siegel. The Company operates the store at 5918 West Broad Street and has sublet the 6005 North Crestwood Avenue premises with fiscal 2001 income of $81,000.

  Prior to January 2001, the Company had leased a store at the Gayton Crossing Shopping Center, Richmond, Virginia, totaling approximately 4,500 square feet, from Stuart C. Siegel. The fiscal 2001 rent paid to Mr. Siegel was $49,000.

  The Company believes that the rent and other terms provided in the above two leases are fair and reasonable to the Company as a tenant, are comparable to the rental terms for similar properties in the same general locations and are as favorable to the Company as if entered into with an unaffiliated party.

Committees of the Board of Directors

  The Committees of the Board of Directors of the Company consist of an Audit Committee and a Compensation Committee.

  Messrs. Wishnack, Markel and Peery are the members of the Audit Committee. The Audit Committee's principal responsibilities include recommending to the Board of Directors the firm of independent accountants to be retained by the Company; reviewing with the Company's independent accountants the scope and results of their audits; reviewing with the independent accountants and management the Company's accounting and reporting principles, policies and practices; and reviewing the adequacy of the Company's accounting and financial controls. This Committee met twice during the fiscal year ended February 3, 2001.

  Messrs. Burrus, Lewis and Peery are the members of the Compensation Committee. The Compensation Committee has responsibility for recommending to the Board of Directors the compensation levels and benefits for directors and officers; administering the Company's stock incentive plans and the 1995 and 2000 stock purchase loan plans; reviewing the administration of the Company's savings/profit sharing plan; and advising the Board of Directors and management regarding general personnel policies. This Committee met twice during the fiscal year ended February 3, 2001.

Attendance

  The Board of Directors held five meetings during the fiscal year ended February 3, 2001. All directors attended all meetings of the Board and committees of the Board on which they served, except for Mr. Markel who attended 63 percent of such meetings.

Directors' Compensation

  Each director who is not an employee of the Company is paid a yearly retainer of $3,600 and a fee of $300 for each Board meeting and for each Board committee meeting attended.

  Each non-employee director also participates in the Company's Stock Deferral Plan for Outside Directors. Under this plan, at the end of every three-month period, each director receives shares of Company Stock with a market value of $1,000. Payment of the shares is deferred for income tax purposes into a trust until the director's retirement from the Board of Directors.

                            EXECUTIVE COMPENSATION

  The table below summarizes certain information relating to compensation during the three fiscal years ended February 3, 2001, of the five most highly compensated executive officers of the Company.

                          Summary Compensation Table

------------------------------------------------------------------------------------------------
                                                   Long Term Compensation
                                               -------------------------------
                                   Annual
                                Compensation           Awards          Payouts
                               --------------- ----------------------- -------
                                               Restricted  Securities
                        Fiscal                   Stock     Underlying   LTIP       All Other
  Name and Principal     Year  Salary   Bonus   Award(s)  Options/SARs Payouts Compensation(/1/)
       Position         Ended    ($)     ($)      ($)         (#)        ($)          ($)
------------------------------------------------------------------------------------------------
Stuart C. Siegel         2001  499,400 113,200      0             0        0        166,500
 Chairman of the Board   2000  489,800       0      0             0        0        136,000
 and CEO                 1999  499,000 195,200      0             0        0        120,200

Donald W. Colbert        2001  357,600  58,500      0        20,300        0         53,500
 President and COO       2000  350,700       0      0        25,700        0         33,500
                         1999  356,000 103,500      0        23,000        0         38,000

Robert J. Taphorn(/2/)   2001  231,700       0      0        10,300        0         17,400
 Executive VP            2000  226,000       0      0        12,800        0         13,100
                         1999  224,400  63,500      0        10,500        0         12,800

Robert E. Knowles        2001  210,000  28,100      0        10,300        0         28,100
 Executive VP and        2000  206,000       0      0        12,800        0         18,500
 CFO, Secretary and
  Treasurer              1999  209,300  49,200      0        10,500        0         20,200

Robert F. Videtic        2001  127,700  15,700      0         3,000        0          2,900
 Senior VP               2000  122,100       0      0         3,600        0          1,400
                         1999  116,700  26,400      0         2,000        0          2,100

Weldon J. Wirick, III    2001  126,300   5,200      0         3,100        0          4,200
 Senior VP               2000  123,200       0      0         4,000        0          1,400
                         1999  123,600   6,900      0         4,000        0          3,700
------------------------------------------------------------------------------------------------

  (/1/) Includes Company contributions under the Employees' Savings/Profit Sharing Plan, the net value of the benefit to the named executives of the portion of the premiums paid by the Company under the Split Dollar Life Insurance Plan and amounts of interest forgiven under the stock purchase loan plans. During the fiscal year ended February 3, 2001, (i) Company contributions allocated under the Employees' Savings/Profit Sharing Plan to Messrs. Siegel, Colbert, Taphorn and Knowles were $1,600 each and to Messrs. Wirick and Videtic were $1,400 and $1,200, respectively; (ii) the dollar values of the benefit of premiums paid by the Company (using an eight percent interest rate) under the Split Dollar Life Insurance Plan for Messrs. Siegel, Colbert, Taphorn and Knowles were $158,600, $36,300, $15,800 and $19,200, respectively; and (iii) amounts of interest forgiven under the stock purchase loan plans for Messrs. Siegel, Colbert, Knowles, Wirick and Videtic were $6,300, $15,600, $7,300, $2,800 and $1,700, respectively.

  (/2/) Mr. Taphorn resigned from the Company effective January 26, 2001.

  The following table sets forth information with respect to options granted during the fiscal year ended February 3, 2001 for each of the executive officers for whom information is given in the Summary Compensation Table.

                  Options/SAR Grants in Last Fiscal Year(/1/)

                                                                                              Potential Realizable
                                                                                                Value at Assumed
                                                                                                Annual Rates of
                                                                                            Stock Price Appreciation
                                    Individual Grants                                         for Option Term(/4/)
------------------------------------------------------------------------------------------- ------------------------
                       Number of Securities  % of Total Options/SARs Exercise or
                        Underlying Options/   Granted to Employees   Base Price  Expiration
        Name           SARs Granted (#)(/2/)     in Fiscal Year      ($/Sh)(/3/)    Date      5% ($)      10% ($)
--------------------------------------------------------------------------------------------------------------------
Stuart C. Siegel                   0                    N/A               N/A          N/A          N/A          N/A
Donald W. Colbert             20,300                  25.6%             $7.38    9/19/2008       71,500      171,200
Robert J. Taphorn             10,300                  13.0%             $7.38    9/19/2008       36,300       86,900
Robert E. Knowles             10,300                  13.0%             $7.38    9/19/2008       36,300       86,900
Weldon J. Wirick, III          3,100                   3.9%             $7.38    9/19/2008       10,900       26,100
Robert F. Videtic              3,000                   3.8%             $7.38    9/19/2008       10,600       25,300
--------------------------------------------------------------------------------------------------------------------

  (/1/) No stock appreciation rights ("SARs") have been granted to any employee.
  (/2/) These options become exercisable in one-fifth increments over a five-year period beginning from the date of grant. The Compensation Committee may accelerate the exercisability of the options.
  (/3/) The exercise price of each option is equal to the fair market value per share of the Company's Common Stock on the date of grant.
  (/4/) The potential realizable values in the table assume that the market price of the Company's Common Stock appreciates in value from the date of grant to the end of the option term at the annualized rates prescribed by the Securities and Exchange Commission. The actual value, if any, an executive may realize will depend on the excess, if any, of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value actually realized by an executive will be at or near the values indicated in the table.

  The following table sets forth information with respect to options exercised during the fiscal year ended February 3, 2001 and the number and value of options held at the end of such fiscal year for each of the executive officers for whom information is given in the Summary Compensation Table.

   Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR
                                  Values(/1/)

-----------------------------------------------------------------------------------------------------
                                            Number of Securities Underlying   Value of Unexercised
                                               Unexercised Options/SARs     In-the-Money Options/SARs
                         Shares                      at FY-End (#)             at FY-End(/2/) ($)
                        Acquired    Value   ------------------------------- -------------------------
                       on Exercise Realized          Exercisable/                 Exercisable/
                           (#)       ($)             Unexercisable                Unexercisable
-----------------------------------------------------------------------------------------------------
Stuart C. Siegel             0        $0                       0/0                       0/0
Donald W. Colbert            0        $0            134,540/54,660                       0/0
Robert J. Taphorn            0        $0             46,260/26,840                       0/0
Robert E. Knowles            0        $0             86,260/26,840                  21,000/0
Weldon J. Wirick, III        0        $0              36,700/8,700                   4,500/0
Robert F. Videtic            0        $0               5,920/7,080                       0/0
-----------------------------------------------------------------------------------------------------

  (/1/) No SARs have been granted to or exercised by any employee.
  (/2/) Difference between fair market value and exercise price at fiscal year end.

1995 and 2000 Stock Purchase Loan Plans

  In 1995 and 2000, the Company adopted, with shareholder approval, Stock Purchase Loan Plans under which the Compensation Committee may approve loans to officers and other key management employees of the Company for the purpose of acquiring shares of the Company's Common Stock. The plans are intended to attract and retain key employees and to provide incentives for management to achieve the Company's current and long-term strategic goals. Pursuant to the 1995 plan, the Compensation Committee authorized and the Company made an aggregate of $1.5 million in loans in 1995 to a total of 17 officers (the "1995 Loan Program"). An aggregate of 214,275 shares of Common Stock were purchased pursuant to the 1995 Loan Program. Pursuant to the 1995 plan, the Compensation Committee also authorized and the Company made an aggregate of $1.5 million in loans in 1999 to a total of 16 officers (the "1999 Loan Program"). An aggregate of 175,812 shares of Common Stock were purchased pursuant to the 1999 Loan Program. Pursuant to the 2000 plan, the Compensation Committee authorized and the Company made an aggregate of $67,000 in loans in 2001 to two officers (the "2000 Loan Program"). An aggregate of 9,368 shares of Common Stock were purchased pursuant to the 2000 Loan Program.

  Each outstanding loan has a term of seven years but becomes due and payable up to one year following a termination of the participant's employment. A loan may be prepaid without penalty at any time and is subject to mandatory repayments equal to a specified percentage of any net annual cash bonus paid to the participant. The loans bear interest, compounded annually, at a rate equal to the Applicable Federal Rate rounded upward to the nearest 0.25%. The interest rate, which is currently 6 3/4% for the 1995 Loan Program, 7% for the 1999 Loan Program and 5 3/4% for the 2000 Loan Program, will be adjusted annually for changes in the Applicable Federal Rate. Each loan is secured by a pledge to the Company of the shares of Common Stock acquired with the loan proceeds. The shares are subject to additional restrictions on transfer which lapse as to one-third of the shares on each of the second, third and fifth anniversaries of the date of the loan. These restrictions do not apply to certain transfers such as those to family members for tax or estate planning purposes.

 The 1995, 1999 and 2000 Loan Programs allow participants to achieve forgiveness of all or a portion of the interest accruing on a loan during a fiscal year (a "Performance Period") based on the Company's achievement of the performance goals established by the Compensation Committee for such Performance Period. If a participant's employment is terminated due to death or disability or a termination by the Company without cause within two years following a change of control, all interest accrued during the then current Performance Period as well as all future interest will be forgiven. A participant who retires at or after normal retirement age will be entitled to a prorated amount of any interest forgiveness otherwise achieved for such Performance Period. Otherwise, a participant must still be employed by the Company at the end of a Performance Period to be eligible for forgiveness of any interest accrued during such Performance Period.

 The 1995, 1999 and 2000 Loan Programs also permit up to 25% of the principal amount of a participant's loan to be forgiven dependent upon the participant's continued employment with the Company and retention of the shares acquired with the loan proceeds. If the participant remains continuously employed by the Company through the seventh anniversary of the date of the loan, a portion of the loan principal will be forgiven equal to 25% of the original principal amount multiplied by the ratio which the number of shares retained on the seventh anniversary bears to the number of shares originally acquired. Certain types of transfers, such as those to family members for tax or estate planning purposes, will not cause a reduction in the amount of loan principal forgiven. If the participant's employment is terminated prior to the seventh anniversary of the loan due to death or disability or a termination by the Company without cause within two years following a change of control, the participant will be entitled to principal forgiveness on the terms described above. A participant who retires at or after normal retirement age will be entitled to a prorated amount of such principal forgiveness based on the portion of the seven year period during which the participant was employed. Otherwise, a participant must still be employed on the seventh anniversary of the loan to be eligible for any forgiveness of loan principal. The following table shows, for each participating executive officer, the aggregate number of shares of Common Stock acquired with the proceeds of loans under the plan and the aggregate amount of all loan principal and accrued interest outstanding as of March 23, 2001.

                        Number
                       of Shares     Amount
        Name           Purchased Outstanding ($)
        ----           --------- ---------------
Stuart C. Siegel         55,857     $355,600
Donald W. Colbert       101,200     $855,400
Robert J. Taphorn        47,386     $392,100
Robert E. Knowles        47,386     $402,300
Weldon J. Wirick, III    17,746     $157,100
Robert F. Videtic         9,174     $ 76,500

Deferred Compensation Agreements

  The Company has deferred compensation agreements with each of Messrs. Siegel, Colbert, Knowles and Wirick. These agreements provide for specified payments if the executive has been employed by the Company for at least 10 years. Full benefits commence on the executive's normal retirement date (generally, age 65). If the executive terminates employment after his early retirement date (generally, age 55) but before his normal retirement date, the benefits are reduced by 5% per year for each year by which payment starts before his normal retirement date. The benefits are payable on a monthly basis for life and are guaranteed for 10 years if the executive dies. The guaranteed payments after death are payable to the executive's beneficiary. The annual amount of the normal retirement benefits payable under the agreements for Messrs. Colbert, Knowles and Wirick is $81,257, $41,953 and $24,289, respectively. Mr. Siegel's agreement provides for an annual benefit of $66,495 on the terms described above based on a normal retirement date of age 55. Mr. Siegel is also entitled to a supplemental annual benefit of $64,723, payable for 20 years commencing upon his termination of employment at or after reaching age 65. If Mr. Siegel terminates employment after age 60 but before age 65, the supplemental benefit is reduced by 5% per year for each year by which payment commences before age 65. No supplemental benefit is payable if Mr. Siegel terminates employment before age 60. In certain cases, the present value of the benefits under the foregoing agreements (calculated using an 8% discount rate) may be paid to the executive, or following the executive's death to his beneficiary, in a lump sum or other manner.

REPORT OF THE COMPENSATION COMMITTEE

  The Compensation Committee, which is composed of four non-management directors of the Company, sets executive compensation levels and establishes and administers short-term and long-term incentive programs. The Committee believes that the most effective executive compensation program provides incentives to achieve both current and longer-term strategic goals of the Company, with the ultimate objective of enhancing shareholder value. The Company's compensation package for its executive officers consists of base salary, annual performance based bonuses, stock option grants and the opportunity to acquire shares of Common Stock under the Company's stock purchase loan plans.

 Each year, the Committee reviews proposals submitted by the Chief Executive Officer with respect to senior executives' (other than the Chief Executive Officer's) annual salary, performance goals and bonuses for the following year as well as achievements for the prior year, performance targets under the stock purchase loan plans, and stock option grants. In evaluating these proposals, the Committee considers (1) the individual executive officer's performance and level of contribution, including evaluations by the Chief Executive Officer with respect to other executive officers, (2) the Company's performance during the last fiscal year in relation to its financial goals, and (3) whether the proposals are consistent with the Committee's policies on executive compensation.

  The Committee believes that a significant portion of an executive's total compensation should be subject to Company and individual performance criteria. Base salary amounts are generally set at the levels believed by the Committee to be necessary to attract and retain qualified individuals when considered along with the performance based components of the Company's compensation package. The Committee determined that executive officers' base salaries should not be increased from the current level in fiscal 2001 because the Company did not meet certain performance goals.

  The Company's annual bonus plan provides incentives to achieve current strategic goals of the Company and to maximize individual performance. At the beginning of each year, the Committee sets threshold, target and maximum bonus amounts for each executive officer. Consistent with the Company's compensation philosophy, these potential bonus amounts are set at a significant percentage of the executive officer's salary for such year, ranging between 6% and 72%. The bonus percentages were the same for fiscal 2001 as for fiscal 2000 for officers continuing in the same positions. The determination of the amount of the bonus, if any, to be paid is made after the end of the year by the Committee based on the degree to which the Company has achieved the performance goals established by the Committee, measured primarily by earnings per share and partially by return on equity for executive officers for fiscal 2001. If the minimum, target or maximum goals are met, the executive officer may receive the threshold, target or maximum bonus amount respectively, depending on the Committee's evaluation of the executive's individual performance. Similarly, if the Company's actual performance for a year falls between any of these goals, the executive officer may receive a prorated portion of the next highest bonus amount. In some cases, the Committee may adjust the bonus percentages and performance targets during the fiscal year on a prospective basis. The Company's return on equity did not reach the threshold level and earnings per share for fiscal 2001 were between the minimum and target goals resulting in bonus payouts at the appropriate percentages to senior executive officers.

  Grants of stock options to the Company's executive officers under the 1999 Stock Incentive Plan provide incentives to achieve the Company's long-term performance objectives. Because the value of stock options is entirely a function of the value of the Company's stock, the Committee believes that this component of the Company's compensation package aligns the interests of executive officers with those of the Company's shareholders. The Committee determined whether a grant would be made to an executive officer, and if so in what amount, based primarily on the Committee's subjective evaluation of the executive officer's potential contribution to the Company's future success, the level of incentive already provided by the number and terms of the executive officer's existing stock option holdings and the market price of the Company's Common Stock. During fiscal 2001, the Committee granted options on approximately 79,000 shares to various executives. The grants to named executive officers for fiscal 2001 are shown on the Option/SAR Grants in Last Fiscal Year table that precedes this report.

  Under the Stock Purchase Loan Plan, an aggregate of $1.5 million in loans were made by the Company in 1995 to the executive officers and other key management employees to acquire an aggregate of 214,275 shares (the "1995 loan program"). During 1999, the Committee approved an additional $1.5 million in loans that executive officers and other key management employees used to acquire an aggregate of 175,812 shares (the "1999 loan program"). During 2000, the Committee approved an additional $67,000 in loans to two newly hired key management employees that were used to acquire 9,368 shares on the open market. The loans were made under the recently approved 2000 Stock Purchase Loan Program (the "2000 loan program"). The 1995, 1999 and 2000 loan programs allow participants to achieve forgiveness of all or a portion of the interest on the loans based upon the Company's achievement of performance goals established by the Committee.

  For each loan program, minimum, target and maximum earnings per share goals were established which could result in forgiveness of 25%, 50% or 100%, respectively, of the loan interest accruing during fiscal 2001, with the amount being forgiven prorated for performance that fell between any of the goals. The performance targets for fiscal 2001 were the same as those established for purposes of the Company's annual bonus plan. The Company's performance was between the minimum and target goals and the appropriate amount of the loan interest accruing in fiscal 2001 was forgiven. The 1995, 1999 and 2000 loan programs also permit up to 25% of the principal amount of a participant's loan to be forgiven dependent upon the participant's continued employment with the Company and based on the amount of stock acquired under the program which the participant has retained. A more detailed description of the 1995, 1999 and 2000 loan programs appears elsewhere in the Proxy Statement. The Committee believes that the programs, by encouraging management's acquisition and retention of the Company's Common Stock and by tying interest forgiveness to Company performance, provide incentives for management to achieve both the Company's long-term performance objectives and its current strategic goals.

  The Committee determined the compensation for Mr. Siegel, the Company's Chairman and Chief Executive Officer, for fiscal 2001 in a manner consistent with its policies and procedures. The Committee reviewed the Company's performance compared to the prior year and determined that Mr. Siegel's base salary for fiscal 2001 should remain unchanged. The Committee historically has not granted stock options to Mr. Siegel because of the level of his existing stock ownership in the Company. Therefore, the Committee generally sets Mr. Siegel's bonus amounts at a greater percentage of base salary than those set for other executives. The threshold, target and maximum potential bonus amounts for Mr. Siegel were set at 24%, 48% and 72%, respectively, for fiscal 2001. The performance goals were the same as for the other executive officers. The Company's return on equity did not meet the threshold level and earnings per share for fiscal 2001 were between the minimum and target goals so that a 23% bonus was paid to Mr. Siegel under the annual bonus program.

  Under the 1995 loan program, Mr. Siegel borrowed an amount that he used to purchase shares representing approximately 85% of his annual base salary for the year of the purchase. Due to the level of Mr. Siegel's existing stock ownership in the Company and to allow additional amounts to be available for other officers, Mr. Siegel did not borrow under the 1999 or 2000 loan programs. The performance targets and potential forgiveness percentages for Mr. Siegel under the 1995 loan program for fiscal 2001 were the same as for other executive officers. Since the Company performed between its minimum and target goals for fiscal 2001, 30% of the fiscal 2001 interest on Mr. Siegel's loan was forgiven under the 1995 loan program.

 Mr. Siegel also participates in the Company's deferred compensation program. The Committee has determined that the total Company-provided retirement benefits for Mr. Siegel are projected to be at the median level for chief executive officers based on earlier survey data from a broad range of companies. A more detailed description of these retirement benefits appears elsewhere in the Proxy Statement.

  Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1,000,000 individual limit on the amount of compensation that will be deductible by the Company with respect to each of the Chief Executive Officer and the four other most highly compensated executive officers. Performance based compensation that meets certain requirements will not be subject to the deduction limit. The Committee, with the assistance of the Company's legal counsel, has reviewed the impact of Section 162(m) on the Company and believed it was unlikely that the compensation paid to any executive officer during fiscal 2001 would exceed the limit. The Committee will continue to monitor the impact of the Section 162(m) limit and to assess alternatives for avoiding loss of tax deductions in future years to the extent that the alternatives would be consistent with the Committee's compensation philosophy and in the best interests of the Company. Messrs. Lewis and Perry have been appointed as a subcommittee to act on matters where qualification of compensation as performance-based is appropriate.

Compensation Committee

Robert L. Burrus, Jr., Chairman
Andrew M. Lewis
Troy A. Peery, Jr.

Compensation Committee Interlocks and Insider Participation

  Mr. Burrus, a member of the Compensation Committee, is a partner in the law firm of McGuireWoods LLP, which has served as counsel to the Company on a regular basis since 1979.

                         REPORT OF THE AUDIT COMMITTEE

  The Audit Committee of the Board of Directors (the "Audit Committee") is composed of three directors and operates under a written charter (a copy of which is attached to this Proxy Statement as "Exhibit A") adopted by the Board of Directors on May 18, 2000 in accordance with applicable rules of the Securities and Exchange Commission and Nasdaq. Each of the members of the Audit Committee is independent, as defined under the Nasdaq rules.

  Management is responsible for the Company's internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company's financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee's primary responsibility is to monitor and oversee these processes. The Audit Committee also recommends to the Board of Directors the selection of the Company's independent auditors.

  In this context, the Audit Committee has reviewed and discussed the Company's financial statements with both management and the independent auditors. The Audit Committee also discussed with the independent auditors matters required of auditors to be discussed by Statement on Auditing Standards No. 61 ("Communication with Audit Committees"). The Company's independent auditors also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 ("Independence Discussions with Audit Committees"), and the Audit Committee discussed with the independent auditors their independence.

  Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended February 3, 2001 for filing with the Securities and Exchange Commission. The Audit Committee also recommended that PricewaterhouseCoopers LLP be retained as the Company's independent auditors for the fiscal year ending February 2, 2002.

Audit Committee

Marshall B. Wishnack, Chairman
Steven A. Markel
Troy A. Peery, Jr.

                               PERFORMANCE GRAPH

  Set forth below is a line graph comparing the yearly percentage change in the cumulative total return on the Company's Common Stock with the cumulative total return of companies in the Nasdaq Market Value Index for U.S. companies and the Nasdaq Retail Trade Index for the period of five years commenced on January 27, 1996, and ended on February 3, 2001.


                                    [GRAPH]

            1/27/96   1/25/97   1/31/98    1/30/99   1/29/00     2/3/01
            -------   -------   -------    -------   -------     ------
S&K          100.0     173.9     221.5       173.9    115.2       130.4
Nasdaq
 Market      100.0     131.6     155.0       241.9    361.9       259.1
Nasdaq
 Retail      100.0     123.0     143.5       175.1    142.4       110.3

  Media General Financial Services supplied the data for the Company and the Nasdaq Market Value Index. Center for Research in Security Prices (CRSP) supplied the data for the Nasdaq Retail Trade Index.

                                PROPOSAL NO. 2
                   Ratification of Selection of Accountants

 Upon the recommendation and approval of the Audit Committee, the Board of Directors has approved the selection of PricewaterhouseCoopers LLP as independent public accountants to audit the financial statements of the Company for the fiscal year ending February 2, 2002. This selection is being presented to the shareholders for their ratification at the Annual Meeting of Shareholders. The firm of PricewaterhouseCoopers LLP is considered well qualified. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting of Shareholders with an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.

 Audit Fees. The Company paid PricewaterhouseCoopers LLP $74,655 in aggregate fees for the fiscal 2001 annual audit and for review of the Company's finan-cial statements included in its Form 10-Qs for the 2001 fiscal year.

 Financial Information Systems Design and Implementation Fees. The Company paid PricewaterhouseCoopers LLP no fees for information technology services for fiscal 2001.

  All Other Fees. The Company paid PricewaterhouseCoopers LLP $7,565 for all other services, including tax-related services for fiscal 2001.

  The Audit Committee considered whether and determined that the auditor's provision of other non-audit services was compatible with maintaining the auditor's independence.

  The Board of Directors recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as independent public accountants to audit the financial statements of the Company for the fiscal year ending February 2, 2002, and proxies solicited by the Board of Directors will be so voted unless shareholders specify a different choice. If the shareholders do not ratify the selection of PricewaterhouseCoopers LLP, the selection of independent public accountants will be reconsidered by the Board of Directors.

                                 OTHER MATTERS

  The Board of Directors knows of no other matters which are likely to be brought before the meeting; however, if any other matters are properly brought before the meeting, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgments on such matters.

                     SHAREHOLDER PROPOSALS FOR 2002 MEETING

  Proposals of Shareholders intended to be included in the Proxy Statement for the 2002 annual meeting must be received by the Company at its principal executive offices no later than December 13, 2001. Any such proposal must meet the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

  With respect to shareholder proposals not included in the Company's Proxy Statement for the 2002 annual meeting, the persons named in the Board of Directors' proxy for such meeting will be entitled to exercise the discretionary voting power conferred by such proxy under the circumstances specified in Rule 14a-4(c) under the Securities Exchange Act of 1934 including with respect to proposals received by the Company after February 26, 2002.

  By Order of the Board of Directors,

/s/ Robert E. Knowles

  Robert E. Knowles
  Secretary

  April 12, 2001

                                                                       EXHIBIT A

                            S&K FAMOUS BRANDS, INC.

                            AUDIT COMMITTEE CHARTER

                            Adopted on May 18, 2000

  The Audit Committee's primary functions are to monitor and to review on behalf of the Board of Directors the Corporation's financial reports and financial reporting structure; internal control structure regarding finance, accounting and financial reporting; and pending litigation. The Audit Committee reports to the full Board of Directors on all matters within the Committee's responsibilities.

  The Committee shall be composed of at least three directors, each of whom shall have no relationship that may interfere with his or her exercise of judgment as a Committee member independent from management and the Corporation. In addition, the members of the Committee shall satisfy the applicable requirements for audit committee membership imposed by the NASDAQ National Market. The Board of Directors shall interpret these requirements and determine the qualifications of Committee members in its business judgment. Subject to Board approval, the Committee shall adopt, and at least annually review and reassess, an audit committee charter meeting the requirements from time to time of the NASDAQ National Market. The Committee shall provide the NASDAQ National Market periodically with such appropriate written confirmation concerning these matters as the NASDAQ National Market may from time to time require.

  The independent auditors shall be responsible to the Board of Directors and shall report directly to the Committee, as the Board's representative, on all matters pertaining to their engagement. The Committee shall encourage open communication among the Committee, independent auditors and employee management regarding matters within the Committee's responsibilities. The Committee shall establish a calendar incorporating regular reporting items which it requires from independent auditors and employee management during the year.

  In carrying out its responsibilities:

 1. The Committee annually will review the independent auditors and shall recommend to the Board of Directors the firm of independent auditors to be employed to conduct the annual financial audit. The Committee will review the compensation and fees paid to the independent auditors for audit and non-audit work. The independent auditors shall submit periodically to the Committee a formal written statement delineating all relationships between the independent auditors and the Corporation. The Committee will require the independent auditors to review with the Committee any disclosed relationships and any non-audit assignments and fees incurred, and will assess any impact thereof on the objectivity and independence of the auditors and take, or recommend that the Board of Directors take, any appropriate action. The Board of Directors and the Committee will have the ultimate authority and responsibility to select, evaluate and where appropriate replace the independent auditors or to nominate the independent auditors to be proposed for shareholder ratification in the proxy statement.

 2. With respect to each fiscal year, the Committee will meet with the independent auditors and the Corporation's senior employee management to review the scope and methodology of the proposed audits for such fiscal year. The independent auditors shall provide regular reports to the Committee during the year on the underlying process and status of their audits and any findings or preliminary conclusions that have been reached.

 3. Employee management and the independent auditors shall review with the Committee the Corporation's annual financial statements. Periodically during the year, the independent auditors shall review with the Committee their assessment as to the adequacy of the Corporation's structure of internal controls over financial accounting and reporting, and their qualitative judgments as to accounting principles employed and related disclosures by the Corporation and the conclusions expressed in the Corporation's financial reports. The independent auditors shall review with the Committee significant judgments made by employee management in the preparation of the financial statements. Based on such reviews and related discussions, the Committee will make a recommendation to the Board of Directors concerning the inclusion of the audited financial statements in the Corporation's Annual Report on Form 10-K.

 4. Employee management and the independent auditors shall review quarterly prior to filing with the Securities and Exchange Commission drafts of the Corporation's Quarterly Reports on Form 10-Q. The independent auditors shall communicate with the Committee's Chairman or, if necessary, with the entire Committee, prior to such quarterly filings to comply with SAS No. 71.

 5. The independent auditors and the Corporation's employee management shall identify to the Committee significant business, financial or legal issues which may significantly impact the Corporation's financial statements and internal control systems. At least annually, employee management shall report to the Committee as to all significant litigation, threatened litigation or potential litigation in which the Corporation and its subsidiaries are or may be engaged, as well as the anticipated or potential impact of such litigation, threatened litigation or potential litigation on the Corporation.

 6. The independent auditors shall identify to the Committee any areas of disagreement with employee management in the preparation of financial statements.

 7. As needed, employee management will report as soon as possible to the Committee any material violations of laws and governmental regulation.

 8. Both the senior employee management and the independent auditors shall report as soon as possible to the Committee any material weaknesses in internal control systems.

 9. At every meeting of the Committee where the independent auditors are present, the independent auditors shall have the opportunity for at least a portion of such meeting to meet with the members of the Committee without members of employee management present.

 10. The Committee shall have available to it such support personnel, including management staff, independent auditors, attorneys and consultants, as it deems necessary to discharge its responsibilities.

                            S & K FAMOUS BRANDS, INC.
                                      PROXY
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned, revoking all previous proxies, hereby appoints Robert
E. Knowles and Raymond J. Pett, and each of them with full power of substitution to each, proxies (and if the undersigned is a proxy, substitute proxies) and attorneys to represent the undersigned at the Annual Meeting of Shareholders of S & K Famous Brands, Inc., to be held at the Sheraton Richmond West Hotel located at 6624 West Broad Street, Richmond, Virginia, at 10:00 a.m., E.D.T., on May 31, 2001, and at any and all adjournments thereof, and to vote as designated on the reverse side, all of the Common Shares of S & K Famous Brands, Inc., par value $.50 per share, held of record by the undersigned on April 11, 2001, as fully as the undersigned could do if personally present.

1. ELECTION OF DIRECTORS

   FOR ALL NOMINEES LISTED BELOW               WITHHOLD AUTHORITY
   (except as marked to the contrary)          to vote for all nominees listed
                                                at right

                [ ]                                      [ ]

   (Instruction:   To  withhold authority to vote for any individual,  strike a line through the nominee's name in the list provided below.)

   S. Siegel, R. Burrus, D. Colbert, A. Lewis, S. Markel, T. Peery, M. Wishnack

2. PROPOSAL TO RATIFY THE SELECTION OF PricewaterhouseCoopers LLP as the independent accountants of the Company.

             [  ]   FOR     [ ]   AGAINST     [  ]   ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR proposals 1 and 2.

   Receipt of the Secretary's Notice of and the related Proxy Statement for the Annual Meeting of Shareholders to be held on May 31, 2001, is hereby acknowledged.

Please sign exactly as name appears below. When shares are held by two or more persons as joint tenants, any of such persons may sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated _________________________________, 2001


---------------------------------------
      Shareholder's Signature


---------------------------------------
Shareholder's Signature if held jointly

Please mark, sign, date and return the proxy card promptly using the enclosed envelope.